Exhibit 10.3

THIS PLAN IS SUBJECT TO ARBITRATION PURSUANT TO S.C. CODE ANN. § 15-48-10, et seq.,

THE SOUTH CAROLINA UNIFORM ARBITRATION ACT

SCANSOURCE, INC.

EXECUTIVE SEVERANCE PLAN

ScanSource, Inc., a South Carolina corporation (the “Company”), has adopted this ScanSource, Inc. Executive Severance Plan (the “Plan”), effective as of July 1, 2017, for the benefit of selected executive officers of the Company, on the terms and conditions stated herein.

1. Defined Terms. In addition to other terms defined herein, for purposes of the Plan, the following terms shall have the meanings indicated below:

1.1 “Accrued Obligations” has the meaning given in Section 5.1(a).

1.2 “Affiliate” means a Subsidiary and any other corporation or other entity or Person controlling, controlled by or under common control with the Company.

1.3 “Applicable Law” means any applicable laws, rules and regulations (or similar guidance), including but not limited to the Securities Act of 1933, the Securities Exchange Act of 1934, ERISA and the Code, in each case as amended. References to any applicable laws, rules and regulations shall also refer to any successor or amended provisions thereto and shall be deemed to include any regulations or other interpretive guidance, unless the Committee determines otherwise.

1.4 “Average Compensation Amount” has the meaning given in Section 5.1(c)(i) herein.

1.5 “Base Salary” means a Participant’s annual base salary at the rate in effect immediately prior to a Qualifying Termination.

1.6 “Board” means the Board of Directors of the Company.

1.7 “Cause” means any of the following: (i) a Participant’s arrest or conviction of a crime (including arrest or conviction on a nolo contendere plea) involving the commission by the Participant of a felony or of a criminal act involving, in the good faith judgment of the Company, fraud, dishonesty, or moral turpitude but excluding any arrest or conviction which results solely from the Participant’s title or position with the Company and is not based on his personal conduct; (ii) the failure of the Participant to satisfactorily perform his duties with the Company (other than failure resulting from incapacity due to Disability), after a written demand for satisfactory performance is delivered to the Participant by the Chief Executive Officer and/or the Committee, which specifically identifies the manner in which the Chief Executive Officer and/or the Committee, believes that the Participant has not satisfactorily performed his duties; provided that the decision of whether a Participant has satisfactorily performed his duties with the Company or complied with the demand for satisfactory performance is in the sole discretion of the Company; (iii) a Participant’s engaging in unethical or illegal conduct or misconduct that includes but is not limited to violations of the Company’s policies concerning employee conduct, including but not limited to the Company’s Code of Conduct; (iv) a Participant’s gross misconduct or gross negligence in connection with the business of the Company or an Affiliate; or (v) breach of any of the covenants set forth in Section 6 of the Plan.

Regardless of whether the Participant’s employment initially is considered to be terminated for any reason other than Cause, the Participant’s employment will be considered to have been terminated for Cause for purposes of this Plan if the Board or the Committee determines after the Participant’s employment ends that the Participant had a material breach of the terms of the Plan above while employed.

1.8 A “Change in Control” has the meaning given in the Company’s 2013 Long-Term Incentive Plan, as it may be amended, or any successor stock plan (collectively, the “Stock Plan”), provided that, if and to the extent required under Code Section 409A, “Change in Control” shall be as defined in accordance with Code Section 409A.

1.9 “Change in Control Multiple” has the meaning given in a Participant’s Participation Agreement; provided, however, that in no event shall a Participant’s Change in Control Multiple exceed 2.5.

1.10 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.11 “Committee” means the Compensation Committee of the Board.

1.12 “Company” means ScanSource, Inc., a South Carolina corporation, and any successors thereto. References to the “Company” also include references to the Company’s Subsidiaries and its other Affiliates (and their successors) if and to the extent so determined by the Committee or the Board.

1.13 “Date of Termination” means the date that a Participant’s employment with the Company terminates for all purposes, as determined by the Committee in accordance with Section 9 herein.

1.14 “Disability” means a mental or physical disability for which the Participant is determined to be disabled under the Company’s long-term disability plan, if any. If the Company has no long-term disability plan (or if otherwise so determined by the Committee in its sole discretion), “Disability” will mean the inability of the Participant, as determined by the Committee, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental condition which has lasted (or can reasonably be expected to last) for twelve workweeks in any twelve-month period.

1.15 “Eligible Employee” means any executive officer of the Company who is determined by the Committee to be eligible to participate in the Plan.

1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.17 “Good Reason” means the occurrence of any of the following events without the Participant’s consent:

(a) the assignment to the Participant of any duties materially inconsistent with those applicable to executive officer direct reports to the Chief Executive Officer (the “Peer Executives”), excluding an isolated, insubstantial and inadvertent action taken in good faith which is remedied by the Company promptly after receipt of notice from the Participant;

(b) a material reduction by the Company in the Participant’s Base Salary or a material reduction in the Participant’s Variable Compensation opportunity;

(c) the failure by the Company (i) to continue in effect any compensation plan in which the Participant participates during the time of his Plan participation that is material to the Participant’s total base compensation, unless the Company provides a substantially equivalent alternative plan, or (ii) to continue the Participant’s participation in the alternative plan on a basis that is substantially equivalent in terms of the value of benefits provided;

(d) the Company’s requiring the Participant to be based at any location that increases the Participant’s normal work commute by fifty (50) miles or more as compared to the Participant’s normal work commute or otherwise is a material change in the location at which the Participant is based; or

(e) any failure by the Company to comply with and satisfy Section 11.1.

The Participant must provide written notice to the Company of the Participant’s intent to terminate employment for Good Reason within 30 days of the initial existence of the Good Reason. The Company will have an opportunity to cure any claimed event of Good Reason within 30 days of notice from the Participant. The Committee’s good faith determination of cure will be binding. The Company will notify the Participant in writing of the timely cure of any claimed event of Good Reason and how the cure was made. Any Notice of Termination delivered by the Participant based on a claimed Good Reason which was thereafter cured by the Company will be deemed withdrawn and ineffective. If the Company fails to cure any claimed event of Good Reason within 30 days of notice from the Participant, the Participant must terminate employment for such claim of Good Reason within 180 days of the initial existence of the Good Reason, and if the Participant fails to do so, such claimed event of Good Reason will be deemed withdrawn and ineffective.

1.18 “Other Benefits” has the meaning given in Section 5.1(b).

1.19 “Participant” shall mean an Eligible Employee who is selected by the Committee to participate in the Plan.

1.20 “Participation Agreement” means the participation agreement delivered by the Company to a Participant informing the Eligible Employee of his participation in the Plan, as it may be amended. Participation in the Plan is subject to the Participant’s execution and return of his Participation Agreement. References to the “Plan” shall, if and to the extent applicable, include the terms of a Participation Agreement entered into with a Participant, unless the Committee determines otherwise.

1.21 “Person” means any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever.

1.22 “Plan” means this ScanSource, Inc. Executive Severance Plan, as such plan may be amended and/or restated from time to time.

1.23 “Pro Rata Bonus” has the meaning given in Section 5.1(c)(ii) herein.

1.24 “Qualifying Termination” means the Participant’s termination of employment with the Company either by the Company without Cause or by the Participant for Good Reason. For the avoidance of doubt, in no event shall a Participant be deemed to have experienced a Qualifying Termination as a result of (a) the Participant’s death, Disability, Retirement or voluntary termination, or (b) solely as a result of a Change in Control.

1.25 “Retirement” means, unless the Committee determines otherwise, the occurrence of both (i) the Participant’s non-Cause termination of employment with the Company at any time when the Participant’s age plus years of service equals or exceeds 65, and (ii) the Committee’s determination that the Participant’s termination qualifies as a retirement.

1.26 “Severance Benefits” has the meaning provided in Section 5.1(c)(i) herein.

1.27 “Severance Multiple” shall have the meaning given in a Participant’s Participation Agreement; provided, however, that in no event shall a Participant’s Severance Multiple exceed 2.5.

1.28 “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

1.29 “Variable Compensation” means a Participant’s annual cash-based incentive compensation.

2. Purpose; Effective Date. The Plan has been established by the Company effective as of July 1, 2017 (the “Effective Date”) to provide selected Participants with the opportunity to receive severance and other benefits in the event of certain terminations of employment and to attract and retain qualified executive officers. The Plan is intended to be a top hat pension plan under ERISA.

3. Eligibility; Participation. The Committee shall identify those Eligible Employees who shall be selected to be Participants in the Plan, provided that, in order to become a Participant in the Plan, the Company and the selected Eligible Employee must execute and return a Participation Agreement containing such terms and conditions as may be determined by the Committee. Eligible Employees who may be selected to become Participants in the Plan shall be limited to a select group of management or highly compensated employees within the meanings of Sections 201, 301 and 404 of ERISA.

4. Administration. Subject to Section 14.2, the Committee has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Committee has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the absolute discretionary authority to: (a) administer the Plan according to its terms and to interpret Plan provisions; (b) resolve and clarify inconsistencies, ambiguities, and omissions in the Plan and among and between the Plan and other related documents; (c) approve the form of each Participation Agreement and any other Plan-related documents; (d) take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts; (e) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan; (f) process and approve or deny all claims for benefits; and (g) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan. The decision of the Committee on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Committee shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the “Committee” shall include the Board. The Committee may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate, subject to any terms and conditions established by the Committee and Applicable Law.

5. Obligations of the Company upon Termination. In the event of the termination of a Participant’s employment with the Company, the following provisions shall apply:

5.1 Qualifying Termination (Termination by the Participant for Good Reason); Termination by the Company Other Than for Cause, Death, Disability or Retirement. If: (i) the Company terminates the Participant’s employment other than for Cause, death, Disability, or Retirement or (ii) the Participant terminates employment for

Good Reason following the Company’s failure to cure such Good Reason as set forth in Section 1.17 of the Plan, and (iii) the Participant is an Eligible Employee on the Participant’s Date of Termination, the Company will pay the Participant the following amounts and provide the following benefits:

(a) The Participant’s Base Salary earned through the Date of Termination to the extent not already paid (such amount is hereinafter referred to as the “Accrued Obligations”) will be paid in accordance with the Company’s customary payroll practices, paid on the first payroll date that occurs at least 30 days after the Date of Termination;

(b) To the extent not previously paid or provided and only if earned as of the Date of Termination, the Company will timely pay or provide to the Participant any other amounts or benefits which the Participant is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company (the “Other Benefits”), pursuant to the terms of such Other Benefits; provided that, without in any way limiting the effect of the foregoing, the treatment of any equity awards upon a Participant’s termination of employment for any reason shall be subject to, and determined in accordance with, the terms of the Stock Plan and related award agreement(s); and

(c) Subject to Section 8 of the Plan and the Participant’s execution of a Release in form acceptable to the Company (the “Release”) within the time set forth in Section 5.7 of the Plan, the Participant’s compliance with the terms of the Release and the Participant’s compliance with the Restrictions on Conduct described in Section 6 of the Plan, the Company will (1) pay to the Participant the amount in Section 5.1(c)(i) beginning with the Company’s first normal payroll cycle that occurs at least 30 days after the Date of Termination, (2) pay the amount in Section 5.1(c)(ii) as set forth below, and (3) provide the benefits in Section 5.1(c)(iii):

(i) Compensation in an amount equal to the Participant’s Severance Multiple times the average annual Base Salary and Variable Compensation earned by the Participant from the Company, including any such amounts earned but deferred, in the last three fiscal years before the Date of Termination (the “Average Compensation Amount”), less normal withholdings (the “Severance Benefits”). Notwithstanding the foregoing, if the Date of Termination occurs within 12 months after or prior to and otherwise in contemplation of a Change in Control (as determined by the Board or the Committee (in service prior to a Change in Control)), the Participant will receive Severance Benefits in an amount equal to the Participant’s Change in Control Multiple times the Average Compensation Amount, less normal withholdings. With respect to any amounts due the Participant under this Section 5.1(c)(i), the payments shall be made in bi-weekly installments pursuant to the Company’s normal payroll cycle during the term of the 24-month period referenced in Section 6.3. Subject to the terms of Section 14.10 herein, if the Participant is entitled to receive

Severance Benefits under this Section 5.1(c)(i), then he shall not be entitled to receive severance benefits under any other severance plan, agreement or arrangement maintained by the Company, as such plan, agreement or arrangement may be amended from time to time. The Average Compensation Amount defined herein is to exclude any fiscal years in which the Participant was not employed by the Company, include any partial fiscal years (which shall be annualized), and not include the then current fiscal year;

(ii) A bonus equal to the pro rata portion (based on the number of days elapsed in the current fiscal year through the Date of Termination) of the current fiscal year annual Variable Compensation, if any, that would otherwise be payable if the Participant had continued employment through the end of the current fiscal year based on actual performance (the “Pro Rata Bonus”). The Pro Rata Bonus, if any, less normal withholdings, will be paid within 30 days of the Committee’s certification that the Participant has met the necessary performance criteria, which will be no later than the later of March 15 following the end of the calendar year in which the Participant’s right to the bonus vests or the 15th day of the third month following the end of the Company’s fiscal year in which the Participant’s right to the bonus vests; and

(iii) For up to twenty-four (24) months following the Date of Termination (the “Continuation Coverage Period”), the Participant shall be entitled to participate (treating the Participant as if he were an active employee of the Company for this purpose) in the Company’s medical (including prescription drug coverage) and dental plan (the “Company Health Care Plans”). To receive the continuation coverage provided pursuant to this subsection (iii), the Participant shall timely enroll in the continuation coverage required by Section 4980B of the Code and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), and the COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the Continuation Coverage Period. The Participant shall pay the entire premium charged for the coverage of the Participant and, if applicable, his dependents under the Company Health Care Plans. During that portion of the Continuation Coverage Period that runs concurrently with COBRA, the premium required for the continuation coverage provided pursuant to this paragraph (C) shall be equal to the premium required by COBRA (the “COBRA Rate”). During the remainder of the Continuation Coverage Period, the premium required for the continuation coverage shall be the greater of the COBRA Rate or the actuarially determined cost of the continuation coverage as determined by an actuary selected by the Company (i.e., the access only rate). The Company shall reimburse the Participant for the difference between the monthly premium amount actually paid by the Participant pursuant to this subsection (iii) and the monthly premium amount paid by active employees for the same level of coverage under the Company Health Care Plans. Such reimbursement shall be paid to the Participant by the 20th day of the month immediately following the month in which the Participant timely remits the required premium payment. The right to reimbursement and the coverage provided pursuant to this subsection (iii) shall terminate prior to the end of the Continuation Coverage Period if the Participant is eligible to receive similar benefits under another employer-provided or group plan (which plan may be the plan of his new employer or his spouse’s employer). The Company makes no representation to the Participant regarding the tax consequences of any benefits that may be received pursuant to this Section 5.1(c)(iii). The Participant agrees to pay any federal, state, or local taxes for which he may become personally liable as a result of any such benefits received.

5.2 Death. If the Participant’s employment is terminated because of the Participant’s death, the Participant’s participation in the Plan will terminate without further obligations of the Company to the Participant or the Participant’s legal representatives under the Plan other than (i) the payment of Accrued Obligations as described in Section 5.1(a), (ii) the payment of the Pro Rata Bonus as described in Section 5.1(c)(ii), (iii) the payment of the benefits described in Section 5.1(c)(iii), and (iv) the timely payment or provision of Other Benefits as described in Section 5.1(b) of the Plan. The Accrued Obligations and the Pro Rata Bonus will be paid to the Participant’s estate or beneficiary, as applicable. Other Benefits as used in this Section 5.2 will include, without limitation, and the Participant’s estate and/or beneficiaries will be entitled to receive, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to the Participant on the date of his death pursuant to the terms of such Other Benefits.

5.3 Disability. If the Participant’s employment is terminated because of the Participant’s Disability, the Participant’s participation in the Plan will terminate without further obligations of the Company to the Participant other than (i) the payment of Accrued Obligations as described in Section 5.1(a), (ii) the payment of the Pro Rata Bonus as described in Section 5.1(c)(ii), (iii) the payment of the benefits described in Section 5.1(c)(iii), and (iv) the timely payment or provision of Other Benefits as described in Section 5.1(b) of the Plan. The term Other Benefits as used in this Section 5.3 includes, without limitation, and the Participant will be entitled after the Disability effective date to receive, disability and other benefits under such plans, programs, practices and policies relating to disability, if any, as are applicable to the Participant and his family on the Date of Termination pursuant to the terms of such Other Benefits.

5.4 Retirement. If the Participant’s employment is terminated because of the Participant’s Retirement, the Participant’s participation in the Plan will terminate without further obligations of the Company to the Participant other than (i) the payment of Accrued Obligations as described in Section 5.1(a), (ii) the payment of the Pro Rata Bonus as described in Section 5.1(c)(ii), (iii) the benefits described in Section 5.1(c)(iii), and (iv) the timely payment or provision of Other Benefits as described in Section 5.1(b) of the Plan. The term Other Benefits as used in this Section 5.4 includes, without limitation, and the Participant will be entitled after the Date of Termination to receive, retirement and other benefits under such plans, programs, practices and policies relating to retirement, if any, as applicable to the Participant on the Date of Termination pursuant to the terms of such Other Benefits.

5.5 Cause or Voluntary Termination without Good Reason. If the Participant’s employment is terminated for Cause, or if the Participant voluntarily terminates employment without Good Reason (and, for clarity, such termination is for reasons other than Disability or Retirement), the Participant’s participation in the Plan will terminate without further obligations of the Company to the Participant, other than for (i) the payment of Accrued Obligations as described in Section 5.1(a), and (ii) the timely payment or provision of Other Benefits as described in Section 5.1(b).

5.6 Conditions. A Participant’s entitlement to severance benefits under Section 5 shall be subject to and conditioned upon (i) the Participant’s execution and delivery to the Company of his Participation Agreement in accordance with the terms hereof, (ii) the Participant’s execution and delivery of the Release as provided in Section 5.7 hereof and (iii) the Participant’s compliance with the terms of the Plan, including but not limited to the Restrictions on Conduct described in Section 6 of the Plan, his Participation Agreement and his Release. The Participant’s breach or threatened breach of Section 6 shall entitle the Company to immediately cease any payments hereunder, or to refuse payment in the first instance, and the Company shall further be entitled to recover any payments previously made to the Participant under this Section 5.

5.7 Execution of Release. Notwithstanding anything to the contrary in this Section 5, the Release must be executed and provided to the Company, and the period for revoking same must have expired, before the 30th day following the Date of Termination.

5.8 Death Following Termination of Employment; Beneficiary. In the event a Participant becomes entitled to receive any payments pursuant to this Section 5, and he dies prior to receiving any or all of the payments to which he is entitled, then such remaining payments shall be made to his designated beneficiary. For purposes of the Plan, the Participant’s designated beneficiary shall be the same person or persons designated as his beneficiary or beneficiaries under the ScanSource, Inc. Group Term Life Plan (or any successor plan) (unless the Committee determines otherwise).

6. Restrictions on Conduct of the Participant.

6.1 General. By participating in the Plan, a Participant is deemed to agree as follows: The Participant agrees that as part of the executive-level role he will have and services he will perform for the Company, he will be exposed to, and help create and maintain, unique and proprietary methods and information in each market in which the Company does business which give the Company competitive advantages over other “Competitive Businesses,” as well as develop goodwill with the Company’s customers, suppliers, vendors, advertisers, employees and the general public. By virtue of the position the Participant holds or will hold, the Participant is receiving, will receive, or will be provided access to the Company’s unique methods of doing business, including:

(1) methods for locating and dealing with vendors, customers, suppliers and advertisers as well as pricing information, distribution channels, and other terms of those relationships; (2) “Confidential Information” and “Trade Secrets;” (3) established relationships and other elements that together comprise goodwill; and/or (4) unique knowledge and training regarding product development, its engineering, product specification, material suppliers, material specifications, product suppliers, manufacturing knowledge and methods, customer feedback, surveys, design-around information, research and development information, internal quality control tests, other quality control information, and other similar proprietary information. The Participant agrees that the competitive advantage and goodwill the Company has created, and which the Participant will assist in furthering and maintaining, is an important and legitimate business asset of the Company. It would be unfair for the Participant to use Confidential Information and Trade Secrets obtained during and as a result of his employment with the Company for the benefit of an organization other than the Company. The Participant has agreed to certain restrictions in exchange for his being eligible for certain severance benefits under the conditions described in the Plan. The Participant further agrees that it would be impossible to protect against improper and unfair competitive advantages without restricting the Participant’s activities in each market where the Participant provided services and the Company has existing customers or prospective customers during the Participant’s employment. No lesser territorial restriction would protect the Company’s business interests given the nature of the Participant’s role within the Company and access to Confidential Information and Trade Secrets. The Participant agrees that these provisions do not preclude him from earning a living.

6.2 Definitions. The following capitalized terms used in this Section will have the meanings assigned to them below, which definitions will apply to both the singular and the plural forms of these terms:

“Competitive Business” means work performed by the Participant as an owner, agent, employee, contractor, consultant, advisor, director, or independent contractor (including without limitation any business formed by the Participant) that distributes or provides, or that is actively planning to distribute or provide, any product or service that is the same or substantially similar to any product or service offered or in development by the Company, including reasonable alternatives. Without limiting the generality of the foregoing, Competitive Business includes any distributors of any such goods or services in or to the point of sale, automatic identification, data capture, security, business telephony, payment systems, 3D printing, and communication products. It further includes any business engaged as or with a master agent, together with its sales partners (subagents), to a carrier telecommunication company, which in turn distributes business telecommunications services, including voice, data, access, cable, collaboration, wireless and cloud, to their end-user customers. Competitive Business further includes any business that Participant directly provided services in or assisted in marketing or acquiring in the last two years of his work for the Company. Nothing in the Plan limits the Compensation Committee from determining, in its discretion, that the term “Competitive Business” does not include a particular distributor or other business.

“Confidential Information” means any and all of the Company’s Trade Secrets, confidential and proprietary information, and all other information and data that is not generally known to third persons who could derive economic value from its use or disclosure, including, without limitation, any information or documents about: the Company’s accounting practices; financial data; financial plans and practices; the Company’s operations; its future plans (including new products or business areas, improved products or business areas, and products or business areas under development); its methods of doing business; internal forms, checklists, or quality assurance testing; programs; customer and supplier lists or other such related information as pricing or terms of business dealings; supply chains; shipping chains and prices; packaging technology or pricing; sourcing information for components, materials, supplies, and other goods; employees; pay scales; bonus structures; contractor information and lists; marketing strategies and information; product plans; distribution plans and distribution channel relationships; business plans; manufacturing, operation, sales and distribution processes; costs; margins for products; prices, sales, orders and quotes for the Company’s business that is not readily attainable by the general public; existing and future services; testing information (including methods and results) related to materials used in the development of the Company’s products or materials that could be used with the Company’s products; development information (including methods and results) related to computer programs that design or test products or that track information from a central database; and the computer or electronic passwords of all employees and/or firewalls of the Company. Confidential Information also includes any information defined in this subsection which the Company obtains from another party and treats as proprietary or confidential, whether or not owned or developed by the Company. Notwithstanding the definitions stated above, the term Confidential Information does not include any information which (i) at the time of disclosure to the Participant, was in the public domain; (ii) after disclosure to the Participant, is published or otherwise becomes part of the public domain through no fault of the Participant; (iii) without a breach of duty owed to the Company, was already in the Participant’s possession at the time of disclosure to the Participant; (iv) was received after disclosure to the Participant from a third party who had a lawful right to the information other than through a relationship of trust and confidence with the Company, and without a breach of duty to the Company, disclosed the information to the Participant; or (v) where the Participant can show it was independently developed by the Participant on non-Company time without reference to, or reliance upon, other Confidential Information or Trade Secrets.

“Restricted Territory” means any location in the United States where (1) the Participant performed services for the Company or its affiliates or had contact with the Company’s customers, vendors, or suppliers; and (2) where the Company or its affiliates is actively manufacturing, marketing, selling, or distributing its products within the final two years of the Participant’s employment, or places where the Company made affirmative steps to manufacture, market, sell, or distribute its products within the final six months of the Participant’s employment. If the Participant was assigned only a portion of the territory in which the

Company operates or sells, then the Restricted Territory shall be narrowly construed to include only the limited geographic area in which the Participant represented and worked for the Company or was able to establish contact with the Company’s customers, vendors, or suppliers.

“Trade Secrets” means information related to the business or services of the Company which (1) derives independent actual or potential commercial value from not being generally known or readily ascertainable through independent development or reasonable reverse engineering processes by persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts by the Company and affiliated third parties that are reasonable under the circumstances to maintain its secrecy. Assuming the foregoing criteria in clauses (1) and (2) are met, Trade Secret encompasses business and technical information including, without limitation, know-how, designs, formulas, patterns, compilations, programs, devices, inventions, methods, techniques, drawings processes, finances, actual or potential customers and suppliers, and existing and future products and services of the Company. Notwithstanding the definitions stated above, the term Confidential Information does not include any information which (i) at the time of disclosure to the Participant, was in the public domain; (ii) after disclosure to the Participant, is published or otherwise becomes part of the public domain through no fault of the Participant; (iii) without a breach of duty owed to the Company, was already in the Participant’s possession at the time of disclosure to the Participant; (iv) was received after disclosure to the Participant from a third party who had a lawful right to the information through some avenue other than through a relationship of trust and confidence with the Company, and without a breach of duty to the Company, disclosed the information to the Participant; or (v) where the Participant can show it was independently developed by the Participant on non-Company time without reference to, or reliance upon, other Confidential Information or Trade Secrets.

6.3 Restrictions. The Participant understands and agrees that the compensation the Company has agreed to provide pursuant to the Plan would not be as lucrative if the restrictions set forth in this section were not included in the Plan. Therefore, in consideration of the compensation provided in the Plan, and the other terms agreed to by the Company, along with the disclosure (and continued disclosure of Confidential Information and Trade Secrets) a portion of which is being paid to compensate the Participant for these covenants, the Participant covenants and agrees as follows:

(a) Non-Compete.

a. for the term of the Participant’s employment, and for a period of twenty-four (24) months following the Date of Termination, with or without Cause or Good Reason, the Participant agrees he will not, directly or indirectly, alone or in association with or on behalf of any other person or entity, participate in any Competitive Business in the Restricted Territory

in which he would provide the same or substantially the same services to the Competitive Business as those the Participant provided to the Company during the last two years of the Participant’s employment with the Company.

b. alternatively, if paragraph 6.3(a)(a) is either waived in writing by the Company or deemed unenforceable by any court or arbitrator, the parties agree that for the term of the Participant’s employment, and for a period of twenty-four (24) months following the Date of Termination, with or without Cause or Good Reason, the Participant will not, directly or indirectly, alone or in association with or on behalf of any other person or entity, own, manage, operate, join, control, be employed by or with, participate in, or provide the same or substantially the same services as those the Participant provided to the Company during the last two years of the Participant’s employment with the Company to any of the following entities: Ingram Micro, Wynit Distribution, Tech Data, Avnet, BlueStar, Westcon, Arrow, Jarltech, Jenne, Securematics, Synnex, ADI, Anixter, Avaya, Polycom, Aruba Networks, Honeywell, HP, Zebra Technologies, Shoretel, CISCO Systems, Toshiba, Plantronics.

(b) Non-Solicitation of Vendors, Manufacturers, Customers, or Suppliers. For the term of the Participant’s employment, and for a period of twenty-four (24) months following the Date of Termination, the Participant agrees he will not, directly or indirectly, alone or in association with or on behalf of any other person or entity, solicit any of the Company’s vendors, manufacturers, customers or suppliers with whom the Participant had business contact during the course of the Participant’s employment with the Company for any Competitive Business for the purpose of providing the same or substantially the same products or services as those provided by the Company and will not induce or encourage any vendors, manufacturers, customers or suppliers to cease doing business with the Company or materially alter their relationship with the Company;

(c) Non-Solicitation of Prospective Vendors, Manufacturers, Customers or Suppliers. For the term of the Participant’s employment, and for a period of twenty-four (24) months following the Date of Termination, the Participant agrees he will not, directly or indirectly, alone or in association with or on behalf of any other person or entity, solicit any of the Company’s prospective vendors, manufacturers, customers or suppliers with whom the Participant had business contact during the course of the Participant’s employment with the Company for any Competitive Business;

(d) Non-Solicitation of Employees. For the term of the Participant’s employment, and for a period of twenty-four (24) months following the Termination Date, the Participant agrees he will not, directly or indirectly, alone or in association with or on behalf of any other person or entity, solicit any of the Company’s employees to leave the Company to provide services for any Competitive Business;

(e) Non-Disclosure. For the term of the Participant’s employment, and for a period of no less than sixty (60) months from the Date of Termination (for Confidential Information) or for so long as the information remains protected under the Plan or applicable statute (for Trade Secrets) thereafter, the Participant agrees that he will not, either directly or indirectly, misappropriate, take, remove, publish, disseminate, provide, or otherwise disclose any Confidential Information or Trade Secrets to any third party, unless required to do so by legal process or other law, without the Company’s prior written consent. The Participant agrees that if he believes he is compelled to reveal Confidential Information or Trade Secrets pursuant to the limited exception provided herein, the Participant will, except as provided in Section 6.7, below, provide the Company at least seven (7) days advance notice before doing so, will explain the specifics under which such Confidential Information or Trade Secrets are to be disclosed, and will allow the Company to take steps to prevent the disclosure or use of its Confidential Information or Trade Secrets.

(f) No Misuse of Confidential Information or Trade Secrets. For the term of the Participant’s employment, and for a period of no less than sixty (60) months from the Date of Termination (for Confidential Information) or for so long as the information remains protected under the Plan or applicable statute (for Trade Secrets) thereafter, the Participant agrees that he will not, either directly or indirectly, for his own behalf or otherwise, use in any manner the Company’s Confidential Information or Trade Secrets.

(g) Return of Company Property. Within two (2) business days following the Participant’s Date of Termination, the Participant shall return to the Company any and all documents, materials, tangible information, or other property reflecting or containing the Company’s Confidential Information or Trade Secrets or that otherwise belong to the Company that the Participant has in his possession. Employee will also permanently delete or remove any programs or data containing or reflecting such information and shall retain no copies of any kind. The Participant acknowledges that all such materials are the sole exclusive property of the Company and that the Participant has no right, title, or interest in such information. If requested by the Company, the Participant further agrees to execute a stipulation that he has complied with this Section 6.3(g).

6.4 Non-Disparagement. The Participant agrees that for the term of Employee’s employment, and for a period of five (5) years thereafter, he will not disparage the Company to any non-governmental third parties, and the Company agrees that it will exercise reasonable efforts to ensure that its directors, officers, employees and agents do not disparage the Participant, during the term of the Participant’s employment and for a period of five (5) years thereafter, to any non-governmental third parties. Nothing in this subsection should be interpreted as any restriction on either party’s compliance with any laws requiring or compelling disclosure, or any disclosures that are considered absolutely privileged, such as legal proceedings, subject to the other terms of the Plan.

6.5 Severance and Reformation. The Company and the Participant agree that the provisions of Section 6, including all subparts, are intended to strike the balance between the Participant earning a livelihood and the Company protecting its legitimate business interests. The provisions of Section 6, including all subparts, have been drafted to allow for enforcement. The parties agree that should a court determine that any word, phrase, clause, sentence, paragraph, or other part of the Plan is unreasonably broad in time, territory, or scope so as to render any remaining provisions unenforceable, the parties desire the court to modify or strike the offending language in the narrowest way possible and enforce the remainder as if the offending language was not there, so that only reasonable restrictions are enforced.

6.6 Elective Rights of the Company. If the Participant violates, threatens violation, or challenges the enforceability of the restrictive covenants contained in this Section 6 (the “Restrictive Covenants”) (or asserts an affirmative defense to an action seeking to enforce the Restrictive Covenants) including but not limited to being based on an argument that the Restrictive Covenants are (i) not enforceable as a matter of law, (ii) unreasonable in geographical scope or duration or (iii) void as against public policy, the Company shall, in addition to any other rights, claims and/or remedies, be entitled to (1) to cease making the payments required under Section 5 above, and (2) upon demand, to have the Participant repay, within 10 business days of any such demand, any payments already made. Further, any right afforded to, or exercised by, the Company under the Plan will not affect the enforceability of the Restrictive Covenants or any other right or remedy, equitable or otherwise, of the Company under the Plan, and, without limiting the effect of the foregoing, the Participant agrees that if he should breach or threaten to breach any of the Restrictive Covenants, the Company may, in addition to seeking other available remedies, apply for the immediate entry of an injunction restraining any actual or threatened breaches or violations of said provisions or terms by the Participant.

6.7 Protected Rights. Notwithstanding the foregoing provisions of Section 6, (i) nothing in the Plan or other agreement prohibits a Participant from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information, (ii) a Participant does not need the prior authorization of the Company to take any action described in (i), and a Participant is not required to notify the Company that he has taken any action described in (i); and (iii) the Plan does not limit a Participant’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, a Participant will not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

7. Mandatory Reduction of Payments in Certain Events. Any payments made to a Participant under the Plan will be made with the Participant’s best interests in mind related to the excise (the “Excise Tax”) imposed by Code Section 4999.

7.1 Anything in the Plan to the contrary notwithstanding, if it is determined that any benefit, payment or distribution by the Company to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (a “Payment”) would be subject to the Excise Tax, then, before making the Payment to the Participant, a calculation will be made comparing (i) the net benefit to the Participant of all Payments after payment of the Excise Tax, to (ii) the net benefit to the Participant if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments will be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). In that event, the determination of any reduction in the Payments shall be made by the Accounting Firm (as defined below), in a manner that maximizes the Participant’s economic position and is consistent with Code Section 409A.

7.2 The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, the calculation of the amounts referred to in Section 7.1(i) and (ii) above, and the identification of any Payments to be reduced, if required by Section 7.1, will be made by the Company’s regular independent accounting firm at the expense of the Company or, at the election and expense of the Participant, another nationally recognized independent accounting firm (the “Accounting Firm”) acceptable to the Company which will provide detailed supporting calculations. The Company shall instruct the Accounting Firm to make all such calculations and determinations in a manner that is in the best interests of the Participant and maximizes the Participant’s economic position. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments to which the Participant was entitled, but did not receive pursuant to Section 7.1, could have been made without the imposition of the Excise Tax (an “Underpayment”). In such event, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of the Participant. All calculations and determinations by the Accounting Firm will be binding upon the Company and the Participant.

7.3 If the provisions of Code Section 280G and Section 4999 or any successor provisions are repealed without succession, this Section 7 will be of no further force or effect.

8. Deferred Compensation Provision.

8.1 Notwithstanding any other provision of the Plan, it is intended that any payment or benefit provided under the Plan that is considered to be “deferred compensation” subject to Code Section 409A will be provided in such manner and at such time, including without limitation in connection with a permissible payment event under Code Section 409A, as is exempt from or complies with the requirements of Code Section 409A. All rights to payments and benefits under the Plan are to be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Code Section 409A. Termination of employment under the Plan, to the extent required by Code Section 409A, will be construed to mean a “separation from service” under Code Section 409A and related regulations. The terms of the Plan are intended to, and will be construed and administered to the fullest extent possible, to permit compensation to be paid under the Plan to be exempt from or comply with Code Section 409A. Regardless, neither the Company nor its directors, officers or agents will be liable to a Participant or anyone else if the Internal Revenue Service or any court or other authority determines that any payments or benefits to be provided under the Plan are subject to taxes, penalties or interest as a result of failing to comply with or be exempt from Code Section 409A.

8.2 Notwithstanding anything in the Plan to the contrary, if any payment or benefit that constitutes non-exempt “deferred compensation” under Code Section 409A would otherwise be provided under the Plan due to the Participant’s separation from service during a period in which he is a “specified employee” (as defined in Code Section 409A and the associated final regulations), then, to the extent required by Code Section 409A, such payments or benefits will be delayed, to the extent applicable, until six months after the Participant’s separation from service or, if earlier, the Participant’s death (the “409A Deferral Period”). If such payments are otherwise due to be made in installments during the 409A Deferral Period, the payments that would otherwise have been made in the 409A Deferral Period will be accumulated and paid in a lump sum during the seventh month following the Participant’s separation from service, and the balance of the payments will be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Participant’s expense, with the Participant having the right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits will be provided as otherwise scheduled.

8.3 With respect to any reimbursement or in-kind benefit arrangements of the Company that constitute deferred compensation for purposes of Code Section 409A, except as otherwise permitted by Code Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year, (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever payments under the Plan are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A.

9. Termination Procedures. Any purported termination of a Participant’s employment shall be documented in a writing appropriate to the nature of the termination from the party terminating the employment relationship to the other party:

(a) In the case of termination by the Company with Cause, the Company shall provide Participant with a written notice identifying (i) in reasonable detail the facts and circumstances giving rise to the determination that Cause exists, and (ii) the effective date of the termination of employment;

(b) In the case of a termination by the Participant for Good Reason, the Participant shall provide the Company with a written notice (the “Notice of Good Reason”) stating (i) in reasonable detail the facts and circumstances giving rise to the determination that Good Reason exists, and (ii) the effective date of the termination of employment absent cure, as provided below, in compliance with the time period set forth in Section 1.17 herein; and

(c) In the case of all other terminations of employment, a document establishing the effective date of the termination of employment, in each case, subject to any other contractual obligations that may exist between the Company and the Participant. Under circumstances where the Participant will be eligible for payment and benefits under the terms of the Plan (i.e., a termination by the Company without Cause), the document will confirm Participant’s eligibility for these payments and benefits and summarize Participant’s entitlements post-termination.

Notwithstanding the foregoing, in the case of a termination by the Participant with Good Reason, the Company shall have an opportunity to cure the circumstances giving rise to Good Reason as provided in Section 1.17 herein.

10. No Mitigation. No Participant shall be required to seek other employment or to attempt in any way to reduce or mitigate any benefits payable under this Plan and the amount of any such benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of service, except as provided in Section 5.1(c)(iii) of the Plan.

11. Successors.

11.1 Company Successors. This Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall, unless the Participant otherwise consents, assume and agree to perform the obligations of the Company with respect to the Participant under this Plan.

11.2 Participant Successors. This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant shall die while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of such Participant’s estate.

12. Notices. All communications relating to matters arising under this Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company, and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

ScanSource, Inc.

6 Logue Court

Greenville, South Carolina 29615

Attention: General Counsel

13. Claims Procedure.

13.1 A committee (the “Plan Administrative Committee”) appointed by the Company will review and authorize payment of benefits for Participants. After separation from the Company, questions regarding the payment of benefits under the Plan should be directed to the Plan Administrative Committee.

If a Participant or the participant’s legal representative or beneficiary (the “Claimant”) feels he is not receiving benefits which are due under the Plan, the Claimant should file a written claim for the benefits with the Plan Administrative Committee. A decision on whether to grant or deny the claim will be made within 90 days following receipt of the claim. If more than 90 days is required to render a decision, the Claimant will be notified in writing of the reasons for delay before the end of the initial 90-day period. In any event, however, a decision to grant or deny a claim will be made by not later than 180 days following the initial receipt of the claim.

If the claim is denied in whole or in part, the Claimant will receive a written explanation worded in a manner calculated to be understood by the Claimant and which shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial and the time limits applicable to such procedures.

If a Claimant wishes to appeal this denial, the Claimant may request a review of the denial in writing within 60 days after receipt of the notification of denial. The claim will then be fully and fairly reviewed by the Plan Administrative Committee, and the

Claimant will receive written notice of the final decision within 60 days after the request for review. If more than 60 days is required to render a decision, the Claimant will be notified in writing of the reasons for delay before the end of the initial 60-day period. In any event, however, the Claimant will receive a written notice of the final decision within 120 days after the request for review. Prior to the decision of the Plan Administrative Committee, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing. The decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based. The decision of the Plan Administrative Committee shall be final and conclusive.

13.2 In the event that a Claimant files a claim that can be construed as a claim for “disability benefits” within the meaning of Section 503 of ERISA and Section 2560.503-1 of the Labor Department’s Regulations thereunder, the provisions of Section 13.1 shall be modified to the extent necessary to comply with such Regulations (as the same may be amended from time to time) and the provisions of this Section 13.2.

Any review of an appeal of a determination with respect to the Participant’s Disability must meet the following standards: the review must not afford deference to the initial adverse determination; the review must be conducted by an appropriate person who is neither the party who made the initial adverse benefit determination that is the subject of the appeal nor a subordinate of such party; the review must provide for the appropriate person to consult with health care professionals with appropriate training and experience in the field of medicine involved in the medical judgment in deciding the appeal of an adverse benefit determination that is based in whole or in part on a medical judgment; and the review must provide for the identification of the medical or vocational experts whose advice was obtained in connection with the Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the determination. Furthermore, the 90-day period described in Section 13.1 shall be reduced to 45 days in the case of a claim of the Participant’s Disability. The 45-day period may be extended by 30 days if the Plan Administrative Committee determines the extension is necessary to circumstances outside the control of the Plan, and the Claimant is notified before the end of the initial 45-day period. If prior to the end of the 30-day extension period, the Plan Administrative Committee determines that additional time is necessary, the period may be extended for a second 30-day period, provided the Claimant is notified before the end of the first 30-day extension period and such notice specifies the circumstances requiring the extension and the date as of which the Plan expects to render a decision. The 60-day period described in Section 13.1 shall be reduced to 45 days with respect to the appeal of the denial of the Participant’s claim of Disability. The 45-day period may be extended by an additional 45 days if the Plan Administrative Committee determines the extension is necessary due to circumstances outside the control of the Plan, and the Claimant is notified before the end of the initial 45-day period.

13.3 The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a) no Claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b) in any such legal action, all explicit and implicit determinations by the Plan Administrative Committee (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

14. Additional Plan Provisions.

14.1 No Right to Continued Employment or Service; At-Will Employment. Nothing contained in this Plan shall (i) confer upon any Participant any right to continue as an employee of or in service to the Company or to hold any specific position or be employed or in service at any specific level, (ii) constitute any contract of employment or service or agreement to continue employment or service for any particular period, or (iii) interfere in any way with the right of the Company to terminate an employment or service relationship with any Participant, with or without Cause, at any time for any reason or for no reason. The Plan does not alter the status of each Participant as an at-will employee of the Company.

14.2 Termination and Amendment of Plan; Waiver.

(a) The Committee and/or the Board may, in its or their sole discretion, terminate or amend this Plan at any time; provided that no Plan termination or amendment shall materially adversely affect the rights of an individual who is a Participant (and Eligible Employee) as of the date immediately preceding the effective date of any such Plan amendment or termination with respect to such Participant’s Severance Benefits without such Participant’s written consent. Furthermore, no Plan termination or amendment occurring after a Participant’s termination of employment shall materially adversely affect the rights or entitlements of that Participant with respect to such Participant’s Severance Benefits without the Participant’s consent.

(b) Notwithstanding anything in the Plan to the contrary, the Board and/or the Committee may amend the Plan, to take effect retroactively or otherwise, as deemed necessary or advisable to comply with Applicable Law or changes to Applicable Law (including, but not limited to, Code Section 409A). By participating in this Plan, a Participant shall be deemed to have acknowledged and agreed to any amendment made pursuant to this Section 14.2(b) without further consideration or action.

(c) The Company’s failure to enforce any Plan provision(s) will not in any way be construed as a waiver of any such provision(s), nor prevent the Company from thereafter enforcing each and every other Plan provision.

14.3 Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any benefits payable under this Plan.

14.4 Benefits Not Assignable. Except as otherwise provided herein or by Applicable Law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his affairs, payment may be made directly to his legal guardian or personal representative.

14.5 Governing Law. This Plan shall be construed and interpreted in accordance with the laws of the State of South Carolina without reference to the conflict of laws provisions thereof, to the extent not preempted by federal law, which shall otherwise control.

14.6 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

14.7 Captions. The captions contained in this Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

14.8 Expenses. The expenses of administering the Plan shall be borne by the Company.

14.9 Unfunded Plan. The Plan is intended to be an “unfunded” plan for severance benefits. Nothing contained in the Plan shall give the Participant or other person any right, title or interest in any property of the Company or any rights that are greater than those of a general unsecured creditor of the Company, nor shall it create any trust or fiduciary relationship.

14.10 Non-Duplication of Benefits. Notwithstanding anything to the contrary herein, by participating in the Plan, a Participant shall be deemed to have acknowledged and agreed that his receipt of benefits under the Plan is in lieu of any similar benefits under any other Company severance plan, policy or arrangement and that he shall not be entitled to duplicative benefits under both the Plan and any other Company plan, policy or arrangement.

14.11 Arbitration. Following exhaustion of the administrative review of claims procedure herein, a Participant shall be required (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Plan settled by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes and the Federal Arbitration

Act, 9 U.S.C. §1, et seq. subject to the following: (a) such arbitration shall take place in Greenville, South Carolina; (b) the provisions of the Plan shall be construed, administered and enforced according to the Employee Retirement Income Security Act (“ERISA”); (c) such arbitration shall be arbitrated by one (1) neutral arbitrator with at least ten (10) years of ERISA litigation experience and chosen from the AAA Roster of Neutral Arbitrators; (d) either party may seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal; (e) the arbitrator’s standard of review shall be exclusively one of abuse of discretion and the arbitrator shall be limited to the factual determination of the plan administrator; (f) no discovery shall be allowed and review of the case shall be limited to abuse of discretion; (g) the arbitration will be based on the submission of documents and there shall be no in-person or oral hearing; (h) the award shall be issued within seven (7) months of the filing of the notice of intention to arbitrate and the arbitrator shall agree to comply with this schedule before accepting appointment; (i) except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties; (j) the arbitrator shall have authority only to award remedies recoverable under ERISA; (k) each party shall bear its own costs and expenses and the Company shall bear the arbitrator’s and administrative fees of arbitration; and (l) judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

14.12 Clawback; Stock Ownership and Retention Policy. By participating in the Plan, a Participant shall be deemed to have acknowledged and agreed that he shall be subject to and will comply with the Company’s Compensation Recovery Policy and the Company’s Stock Ownership and Retention Policy, each as may be revised or amended from time to time and if and as applicable to the Participant.

14.13 Severability. The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provisions of the Plan, except to such extent or in such application, shall not be affected, and each and every provision of the Plan shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

14.14 Effect on Other Plans, Agreements and Benefits. Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies, plans or arrangements of the Company, except to the extent expressly provided herein or as otherwise determined by the Committee.

[Signature Page to Follow]

The foregoing is hereby acknowledged as being the ScanSource, Inc. Executive Severance Plan as adopted by the Board effective as of July 1, 2017.

SCANSOURCE, INC.

By:	/s/ Michael L. Baur

Its: Chief Executive Officer

ScanSource, Inc.

Executive Severance Plan

Participation Agreement

[Date]

[Name and Address]

Re: ScanSource, Inc. Executive Severance Plan

Dear [Participant Name]:

This Participation Agreement (this “Agreement”) is made and entered into by and between [Participant Name] and ScanSource, Inc. (the “Company”).

The Company has adopted the ScanSource, Inc. Executive Severance Plan (as it may be amended and/or restated, the “Plan”) in order to provide selected eligible executive officers with the opportunity to receive severance and other benefits in the event of certain terminations of employment and to attract and retain qualified executive officers.

A participant in the Plan is eligible to receive severance and other benefits if his or her employment is terminated under certain circumstances, as described in the Plan.

The Company has selected you to be a participant (the “Participant” or “you”) in the Plan, subject to the terms and conditions set forth in this Agreement and the Plan. A copy of the Plan has been provided to you and this Agreement is deemed to be part of the Plan. Unless otherwise defined herein, any capitalized terms used in this Agreement shall have the meanings set forth in the Plan.

In consideration of the mutual covenants contained herein and in the Plan, the Participant and the Company hereby agree as follows:

1. Your Severance Multiple shall be [                ].

2. Your Change in Control Multiple shall be [                ].

3. You further agree to be bound by the terms of the Plan, including but in no way limited to the restrictive covenants, arbitration and other provisions set forth in the Plan, and the right of the Company to cease payments and/or recover payments in the event that you breach or threaten to breach such restrictive covenants or as otherwise provided in the Plan. You also hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages or other available forms of relief.

4. You agree that the Plan contains all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter[, including, without limitation, [List applicable agreements]. You also agree that, if you are entitled to receive severance benefits under the Plan, then you shall not be entitled to receive severance benefits under any other severance plan, employment agreement, employment letter or other plan, agreement or arrangement maintained by the Company, as such plan, agreement or arrangement may be amended from time to time, and you hereby waive any right to such benefits.

You acknowledge and agree that you have fully read, understand and voluntarily enter into the Agreement. You acknowledge and agree that you have received a copy of the Plan and have had an opportunity to consult with your personal tax or financial planning advisor and/or attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Agreement.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The Agreement may be amended as provided in the Plan.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer as of the date set forth below. Please sign below and return the Agreement to the Company’s Vice President Worldwide – Human Resources at [Insert contact information] by [Date]. Failure to execute and return the Agreement by [Date] may, in the Company’s discretion, render your eligibility to participate in the Plan and the Plan void and of no effect.

Very truly yours,
ScanSource, Inc.

By:
Name:
Title:

By my signature below, I accept my designation as a Participant in the Plan and agree to be bound by and subject to the terms and conditions of this Agreement and the Plan, including but in no way limited to the restrictive covenants, arbitration provisions and other terms set forth in the Plan.

PARTICIPANT:

By:
Name:
Title:
Date:

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